Exhibit A



                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF NEW YORK

JEWELCOR MANAGEMENT, INC.,

				Plaintiff,

           vs.					    Civil Action No.

PATHFINDER BANCORP, INC.,
CHRIS C. GAGAS, CHRIS R. BURRITT,
RAYMOND W. JUNG, BRUCE E.
MANWARING, L. WILLIAM NELSON,
JR., GEORGE P. JOYCE, STEVEN W.
THOMAS, CORTE J. SPENCER, JANETTE
RESNICK and THOMAS W. SCHNEIDER,

				Defendants.

                                COMPLAINT
	Plaintiff Jewelcor Management, Inc. ("Jewelcor"), by its undersigned counsel, files this Complaint against Defendants Pathfinder Bancorp, Inc., Chris C. Gagas, Chris R. Burritt, Raymond W. Jung,
Bruce E. Manwaring, L. William Nelson, Jr., George P. Joyce, Steven W. Thomas, Corte J. Spencer, Janette Resnick and Thomas W. Schneider and for cause of action, alleges as follows:

                            NATURE OF ACTION

1. This is an action for breach of fiduciary duty against Pathfinder Bancorp,Inc. ("Pathfinder"), Chris C. Gagas, Chris R. Burritt, Raymond W. Jung, Bruce E. Manwaring, L. William Nelson, Jr., George P. Joyce,
Steven W. Thomas, Corte J. Spencer, Janette Resnick and Thomas W. Schneider, as more fully described below. The individually-named defendants ("Director Defendants") are members of the Board of Directors of Pathfinder and they owe fundamental fiduciary obligations to the shareholders of Pathfinder.1 The Director Defendants breached their fiduciary duties to Jewelcor by, inter alia, failing and refusing to properly consider a merger offer, at a significant premium over Pathfinder's historical stock trading price, from Fulton Savings Bank and by allowing most, if not all, of the members of the Board of Trustees of Pathfinder Bancorp, M.H.C., a mutual holding company (the "Mutual Holding Company"), to serve on and control Pathfinder's Board of Directors. To remedy Pathfinder and the Director Defendants' misconduct, Jewelcor seeks an award of compensatory and punitive damages.


2. In addition to the foregoing relief, Jewelcor seeks a permanent injunction to prevent defendants from, inter alia, voting any of the Mutual Holding Company's shares of common stock in any matter requiring a vote of Pathfinder's shareholders. Finally, Jewelcor also seeks declaratory relief.


                       FED.R.CIV.P. 23.1 DEMAND

3.	Jewelcor contends that this action is not a derivative action and that the requirements of Fed.R.Civ.P. 23.1 are not applicable. However, if this Court determines that the requirements of Fed.R.Civ.P. 23.1 are applicable, Jewelcor is excused from making a demand upon the directors of Pathfinder because such a demand would be futile, useless or unavailing as evidenced by the facts set forth below.

                             PARTIES

4. Jewelcor, a Nevada Corporation, maintains its principal place of business at 100 North Wilkes-Barre Boulevard, 4th Floor, Wilkes-Barre, Pennsylvania.

5. Defendant Pathfinder is a federal corporation with its principal place of business at 214 West First Street, Oswego, New York. Pathfinder is a citizen of the State of New York.

6. Defendant Chris C. Gagas ("Gagas"), an adult individual, is the
Chairman of the Board of Directors of Pathfinder. Gagas maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

7. Defendant Chris R. Burritt, ("Burritt"), an adult individual, is a member of the Board of Directors of Pathfinder. Burritt maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

8. Defendant Raymond W. Jung, ("Jung"), an adult individual, is a member of the Board of Directors of Pathfinder. Jung maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

9. Defendant Bruce E. Manwaring, ("Manwaring"), an adult individual, is a member of the Board of Directors of Pathfinder. Manwaring maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

10. Defendant L. William Nelson, Jr., ("Nelson"), an adult individual, is a member of the Board of Directors of Pathfinder. Nelson maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

11. Defendant George P. Joyce, ("Joyce"), an adult individual, is a member of the Board of Directors of Pathfinder. Joyce maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

12. Defendant Steven W. Thomas, ("Thomas"), an adult individual, is a member of the Board of Directors of Pathfinder. Thomas maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

13. Defendant Corte J. Spencer, ("Spencer"), an adult individual, is a member of the Board of Directors of Pathfinder. Spencer maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

14. Defendant Janette Resnick, ("Resnick"), an adult individual, is a member of the Board of Directors of Pathfinder. Resnick maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

15. Defendant Thomas W. Schneider, ("Schneider"), an adult individual, is a member of the Board of Directors of Pathfinder. Schneider maintains a place of business at 214 West First Street, Oswego, New York and, upon information and belief, is a citizen of the State of New York.

                          JURISDICTION AND VENUE

16. This Court has jurisdiction over this matter pursuant to 28 U.S.C. 1332 because the matters in controversy exceed the sum of $75,000.00, exclusive of interest and costs, and are between citizens of difference States. Moreover, venue is proper in the United States District Court for the Northern District of New York because Pathfinder and, upon information and belief, the Individual Defendants reside in this District and many of the material events giving rise to Jewelcor's claims occurred in this District.


                     FACTUAL ALLEGATIONS COMMON TO ALL COUNTS

a.	Background And Corporate Structure

17. Pathfinder is a publicly traded and federally chartered two-tier mutual holding company. Under this corporate structure, approximately 60.9% of the outstanding common shares of Pathfinder are owned by the Mutual Holding Company. The remaining shares are owned by the public (the "Minority Shareholders"). Jewelcor is one of the Minority Shareholders, owning approximately 16% of the publicly-owned shares. In turn, Pathfinder owns 100% of the outstanding common stock of Pathfinder Bank (the "Bank"), which operates multiple branch banks in Oswego County, New York. A true and correct copy of a flow chart evidencing the foregoing two-tier mutual holding company structure is attached hereto as Exhibit "A" and incorporated herein by reference. Prior to the creation of the two-tier mutual holding company, the Bank operated as a mutual thrift, which was owned by the depositors of the thrift.

18. Jewelcor, a Minority Shareholder, owns 163,114 shares or approximately 6.3% of the outstanding shares of Pathfinder's common stock. Jewelcor, which has owned its Pathfinder stock since November, 1995, has been a shareholder at all times relevant to this action.

19. The Mutual Holding Company is owned by the depositors of the Bank, who likely do not know they are the owners of the Mutual Holding Company. By way of explanation, the Bank's depositors are not issued any stock in the Mutual Holding Company and have no voice in the affairs of the Mutual Holding Company. Moreover, the depositors do not elect the Mutual Holding Company's Board of Trustees. As such, the Mutual Holding Company's Board exercises complete and unfettered control over the affairs of the Mutual Holding Company.

20. Based upon information and belief, all of the members of the Mutual Holding Company's Board of Trustees are also members of the Board of Directors of Pathfinder. Conversely, all except for two of Pathfinder's Directors are Mutual Holding Company Trustees. More specifically, Pathfinder's April 4, 2001 Proxy Statement provides that "[e]ach of the persons listed [as Pathfinder's Directors], with the exception of Messrs. Joyce and Thomas, is also a Trustee of Pathfinder Bancorp M.H.C." A true and correct copy of Pathfinder's April 4, 2001 Proxy Statement evidencing such common corporate control is attached hereto as Exhibit "B" and incorporated herein by reference.

21. Based on the Mutual Holding Company's ownership of a majority of the outstanding shares of Pathfinder and the virtual identity between the Mutual Holding Company's Board of Trustees and Pathfinders' Board of Directors, the Minority Shareholders have no effective voice in the operation or management of Pathfinder.

b.	Pathfinder Wrongfully Refuses To Maximize Shareholder Value


22. On March 20, 2001, Seymour Holtzman ("Holtzman"), the Chairman and
Chief Executive Officer of Jewelcor, sent a letter to Gagas, the Chairman of Pathfinder's Board, in which he urged the Board to convert Pathfinder from a mutual holding company to a fully shareholder-owned structure or merge it with a larger institution. Holtzman's letter was designed to have the Director Defendants take action to maximize shareholder value at Pathfinder and remedy a lengthy period of underperformance and mismanagement at Pathfinder. For example, as set forth in the Performance Graph included in Pathfinder's April 4, 2001 Proxy Statement, Pathfinder's Total Return Performance over the period from 12/31/95 through 12/31/00 was significantly less than the SNL Thrift Index and NASDAQ (total U.S.). Assuming an Index Value of $100.00 on 12/31/95, the Index Value of Pathfinder's common stock over this five (5) year period decreased to $98.90. Comparably, the Index Value of the SNL Thrift Index and NASDAQ (total U.S.) increased over the same five-year period to $254.35 and $237.62, respectively. Additionally, the Bank's return on equity during the immediate past fiscal year was a mere 1.79%. Neither Gagas nor any other defendant responded to Holtzman's March 20, 2001 letter, a true and correct copy of which is attached hereto as Exhibit "C" and incorporated herein by reference.

23. On March 23, 2001, Jewelcor filed an Amended Schedule 13d with the United States Securities and Exchange Commission ("SEC") attaching a copy of Holtzman's March 20, 2001 letter. A true and correct copy of Jewelcor's March 23, 2001 Amended Schedule 13d is attached hereto as Exhibit "D" and incorporated herein by reference.

24. On March 22, 2001, the day before Jewelcor filed its Amended Schedule 13d, the closing price of Pathfinder's stock was $6.125 per share.
After Jewelcor filed, the closing price stock rose to $6.75 per share.

25. Despite years of substandard performance by Pathfinder, Michael Pollock ("Pollock"), the President of Fulton Savings Bank in Fulton,
New York ("Fulton"), met with Schneider, the President of Pathfinder, in early June, 2001, to discuss Fulton's interest in purchasing all of Pathfinder's common stock. Pollock sent a letter to Schneider, dated June 7, 2001, summarizing Fulton's interest in acquiring Pathfinder, a true and correct copy of which is attached hereto as Exhibit "E" and incorporated herein by reference.

26. In response, Pathfinder sent a letter to Pollock dated June 25, 2001 advising him that Pathfinder was not interested in pursuing a merger transaction with Fulton, a true and correct copy of which is attached hereto as Exhibit "F" and incorporated herein by reference.

27. Following receipt of Schneider's June 25, 2001 letter, Pollock contacted Holtzman. Thereafter, on July 23, 2001, Pollock and other representatives of Fulton met with Holtzman to discuss Fulton's interest in purchasing the common stock of Pathfinder. During the meeting, Pollock advised Holtzman that Fulton had requested a meeting with Pathfinder's Board of Directors to discuss Fulton's interest in acquiring Pathfinder, but that Pathfinder had no interest in such a transaction.

28. In light of Pathfinder's refusal to discuss a merger or acquisition with Fulton, Pollock requested that Holtzman contact Gagas and attempt to schedule a meeting between the respective institutions. At that time, Pollock advised Holtzman that Fulton would be willing to pay a per share price in the mid to upper teens for Pathfinder's common stock.

29. On July 30, 2001, Holtzman telephoned Gagas and informed Gagas that he met with senior management of Fulton and that Fulton was interested in purchasing the stock of Pathfinder at a price in the range of the mid to upper teens. Due to his inherent conflict of interest, Gagas refused to meet with Fulton. Instead, he advised Holtzman that the Director Defendants were not interested in selling Pathfinder at any price. Thereafter, Gagas advised Holtzman that Pathfinder would agree to sell its common stock at a $100.00 per share price. On July 31, 2001, Holtzman sent a letter to Gagas confirming their conversation, a true and correct copy of which is attached hereto as Exhibit "G" and incorporated herein by reference.

30. On August 1, 2001, Jewelcor filed another Amended Schedule 13d with the SEC attaching a copy of Holtzman's July 31, 2001 letter to Gagas.
A true and correct copy of the Amended Schedule 13d is attached hereto as Exhibit "H" and incorporated herein by reference.

31. On July 31, 2001, the day before Jewelcor filed the foregoing Amended Schedule 13d, the closing price of Pathfinder's stock was $9.50 per share. On August 2, 2001, the day after Jewelcor filed, the closing price jumped to $11.70. This represents an increase of approximately 23%.

32. On or about August 6, 2001, Fulton submitted a written proposal to the Board of Directors of Pathfinder to acquire 100% of the outstanding common stock of Pathfinder (the "Fulton Offer"). The Fulton Offer provided, in part, that the Minority Shareholders would receive $17.00 per share for their Pathfinder stock. After the Fulton Offer was made public, Pathfinder's price soared to $14.15 per share. A true and correct copy of the Fulton Offer is attached hereto as Exhibit "I" and incorporated herein by reference.

33. Approximately two (2) weeks after the Fulton Offer was submitted to Pathfinder, Schneider, on behalf of the Board of Directors of Pathfinder, advised Fulton, by letter dated August 21, 2001, that Fulton's Offer was rejected. A true and correct copy of Pathfinder's rejection letter is attached hereto as Exhibit "J" and incorporated herein by reference.
Also, on that date, Pathfinder issued a press release which stated that "the Board determined that the execution of its business plan through the continuing independent operation of Pathfinder Bank is in the best interest of our customers, shareholders and community." This was the sole reason stated by the Pathfinder Board of Directors for the rejection of the Fulton Offer. A true and correct copy of Pathfinder's press release is attached to Exhibit "J" and incorporated herein by reference.

34. On August 22, 2001, Holtzman sent a letter to Gagas requesting that Pathfinder's Board reconsider its rejection of the Fulton Offer. A true and correct copy of the Holtzman's August 22, 2001 letter is attached hereto as Exhibit "K" and incorporated herein by reference.

35. Neither Gagas nor any other member of Pathfinder's Board has responded, either orally on in writing, to Holtzman's letter.

                                   COUNT 1
                         BREACH OF FIDUCIARY DUTIES

36. Paragraphs 1 through 35 of this Complaint are incorporated herein by reference.

37. As directors of Pathfinder, the Director Defendants owe fiduciary duties to all of the shareholders of Pathfinder, including a duty of care and a duty of loyalty. Their fiduciary obligations require the Director Defendants to exercise their best judgment, and to act in a prudent manner and in the best interests of Pathfinder and its shareholders.

38. The Director Defendants breached their fiduciary duties of care and loyalty by, inter alia, acting in furtherance of their economic and social self-interests by rejecting the Fulton Offer. More specifically, the Director Defendants' sole or primary purpose in rejecting the Fulton Offer was to retain their positions of control at Pathfinder.

39. On July 30, 2001, Gagas, Pathfinder's Chairman, informed Holtzman that he did not want to meet with senior management of Fulton to discuss Fulton's interest in purchasing Pathfinder. In fact, Gagas stated that he and the Director Defendants were not interested in selling Pathfinder at any price. Later, Gagas changed positions and indicated a willingness to sell Pathfinder at a $100.00 per share price.

40. As set forth more fully above, on August 6, 2001, the Fulton Offer was formally submitted to Pathfinder. It provided for the payment of $17.00 per share to the Minority Shareholders. The $17.00 offer represented a premium of 79% over the closing price of the stock on July 30, 2001.

41. On August 21, 2001, Schneider, on behalf of Pathfinder and the Director Defendants, informed Fulton that Pathfinder had rejected the Fulton Offer. The only reason stated by Pathfinder for rejecting the Fulton Offer was that Pathfinder's Board of Directors purportedly determined that the execution of its business plan through the continuing independent operation of the Bank was in the best interest of Pathfinder's customers, shareholders and the community.

42. By self-servingly rejecting the Fulton Offer, the Director
Defendants entrenched themselves in power and retained complete authority and control over Pathfinder's ultimate destiny to the detriment of Pathfinder and its Minority Shareholders. If the Director Defendants would have accepted the Fulton Offer, they would have been removed from the Board of Directors, thus losing the prestige and financial awards associated with that position. The Director Defendants' cursory rejection of the Fulton Offer following years of underperformance and mismanagement evidences the fact that the Director Defendants are more interested in preserving their financial awards and social status than enhancing shareholder value at Pathfinder. As a result, the Minority Shareholders have been and continue to be deprived of the opportunity to receive the substantial benefits of their investment in Pathfinder.

43. The Director Defendants also breached their fiduciary duties by allowing most, if not all, of the members of the Board of Trustees of the Mutual Holding Company to serve on the Board of Directors of Pathfinder. This situation creates and constitutes an inherent conflict of interest. Further, it evidences the Director Defendants' wrongful self-perpetuation of their control of Pathfinder.

44. As a result of the Director Defendants' breach of their fiduciary duties, Jewelcor has been deprived of its ability to receive the maximum value for its shares and has therefore sustained damages in an amount in excess of one million dollars ($1,000,000.00).

45. The Director Defendants' actions, as set forth more fully above, were willful, wanton and malicious and reflect a total disregard for the rights of Jewelcor. Accordingly, punitive damages should be awarded against the Director Defendants in an amount in excess of ten million dollars ($10,000,000.00).

WHEREFORE, Plaintiff Jewelcor Management, Inc. requests that this
Honorable Court enter a judgment against the Director Defendants, jointly and severally:

a. Awarding Jewelcor actual damages in an amount in excess of $1 million,

b. Awarding Jewelcor punitive damages in an amount in excess of $10 million, and

c. Awarding Jewelcor such other and further relief, at law or in equity, to which it may be justly entitled.


                                 COUNT II
                            INJUNCTIVE RELIEF

46. Paragraphs 1 through 45 of this Complaint are incorporated herein by reference.

47. The Director Defendants have complete and unfettered control over Pathfinder as a result of the Mutual Holding Company's majority ownership of Pathfinder and the common membership among Pathfinder's Board of Directors and the Mutual Holding Company's Board of Trustees. Since the Mutual Holding Company owns 60.9% of the outstanding shares of Pathfinder's common stock, any proposal requiring a majority vote of Pathfinder's stockholders will be decided by the vote of the Mutual Holding Company regardless of the Minority Shareholders vote, including election of Pathfinder's directors. The Director Defendants will maintain control of Pathfinder and perpetuate their positions as directors as long as the Mutual Holding Company has the ability to vote its majority ownership interest.

48. As stated previously, the Mutual Holding Company is owned by the depositors of the Bank. However, the Mutual Holding Company acts without direction from the depositors. The depositors are not issued stock certificates or other documents evidencing their ownership, no meetings of the depositors are scheduled or held, the depositors do not vote on matters that are typically submitted to shareholders or other designated owners and the depositors do not elect the members of the Board of Trustees. The Mutual Holding Company is controlled exclusively by its Board of Trustees, which has the same, or virtually the same, membership as Pathfinder's Board of Directors. Consequently, Pathfinder's Board of Directors operates without any of the checks and balances typically given to public shareholders.

49. New York law prohibits a subsidiary that is controlled by its parent from voting shares of the parent company's stock. New York Business Corporation Law 612(b) states:

	Treasury shares and shares held by another domestic or foreign corporation of any type or kind, if a majority of the shares entitled to vote in the election of directors of such other corporation is held by the corporation, shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.


50. The purpose of the statute is to safeguard minority shareholders from management's attempts at self-perpetuation.

51. Although in this instance the Mutual Holding Company is the parent company of Pathfinder and is the entity that owns a majority of the shares entitled to vote, the same principle concerning the safeguarding of the minority shareholders' rights applies. Therefore, equity would dictate that this Honorable Court issue an injunction preventing Pathfinder and its Board of Directors from counting the shares held by the Mutual
Holding Company in any vote of the shareholders of Pathfinder. Alternatively, the shares held by the Mutual Holding Company should be voted pari passu to the vote of the Minority Shareholders.

52. The Mutual Holding Company is a legal fiction that has allowed the Director Defendants to wrongfully and self-servingly entrench themselves in power and prevent the Minority Shareholders from participating in any decisions that affect Pathfinder.

53. Jewelcor has been injured, and will continue to be injured, by the wrongful conduct alleged herein. Jewelcor has no adequate remedy at law.


	WHEREFORE, Plaintiff Jewelcor Management, Inc. requests that this Honorable Court enter a judgment against Pathfinder and/or the Director Defendants as follows:

a. Granting Jewelcor an injunction precluding the counting of any shares held by the Mutual Holding Company in any vote of the shareholders of Pathfinder or, alternatively, requiring the voting of the shares held by the Mutual Holding Company pari passu to the vote of the Minority
Shareholders,

b. Granting Jewelcor an injunction preventing Pathfinder and the Director Defendants from unlawfully and inequitably depriving Jewelcor of its right to realize a premium over the market price of the Pathfinder stock.

c. Granting Jewelcor an injunction preventing the Director
Defendants from acting in their own self interest and entrenching themselves in their positions of control.

d. Compelling the Director Defendants to carry out their fiduciary duties to Jewelcor, and

e. Awarding Jewelcor such other and further relief, at law or in equity, to which it may be justly entitled.

                                COUNT III
                            DECLARATORY RELIEF

54. Paragraphs 1 through 53 of this Complaint are incorporated herein by reference.

55. As a result of the actions of the Director Defendants, Jewelcor is entitled to a declaration that the Director Defendants failed to act in compliance with their fiduciary duties, acted in their own self-interest, are not entitled to rely on the Business Judgment Rule and created an inherent conflict of interest by allowing all, or virtually all, of the members of the Board of Trustees of the Mutual Holding Company to act as members of the Pathfinder Board of Directors.

WHEREFORE, Plaintiff Jewelcor Management, Inc., requests that this Honorable Court enter a judgment against the Directors Defendants:

a. Declaring that the Director Defendants failed to act in compliance with their fiduciary duties,

b. Declaring that the Director Defendants acted in their own self-interests,

c. Declaring that the Director Defendants are not entitled to rely on the Business Judgment Rule,

d. Declaring that the Director Defendants created a conflict of interest by allowing all, or virtually all, of the Members of the Board of Trustees of the Mutual Holding Company to act as members of the Pathfinder Board of Directors, and

e. Granting Plaintiff such other and further relief, at law or in equity, to which it may be justly entitled.


Respectfully submitted,


_______________________________
Gary W. Farneti
Federal Bar No. 301129
LEVENE, GOULDIN & THOMPSON, LLC
450 Plaza Drive
Vestal, New York  13850
(607) 763-9200

and

George A. Reihner
ELLIOTT REIHNER SIEDZIKOWSKI & EGAN, P.C.
400 Spruce Street, Suite 300
Scranton, Pennsylvania 18503
(570) 346-7569

and

Richard L. Huffsmith
100 N. Wilkes-Barre Blvd.
Wilkes-Barre, PA  18702
(570) 822-6277
Attorneys for Plaintiffs

DATED: November 28, 2001



[1] 	Although Thomas W. Schneider was not formally elected to
Pathfinder's Board until October, 2001, at all times relevant to this action, he was the President and Chief Executive Officer of Pathfinder and a de facto member of its Board of Directors.